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                                                                      EXHIBIT 11

                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                               QUARTER ENDED MARCH 31
                                                             ----------------------------
                                                                1996               1995
                                                             ---------           --------
PRIMARY:
 Average number of common shares outstanding                    23,833             22,956
 Incremental shares calculated using the
  Treasury Stock method                                            340                  6
                                                               -------            -------
                                                                24,173             22,962
                                                               =======            =======

Net income                                                     $26,828            $15,366
Less cash dividends paid on convertible
 preferred stock:
 Series A paid ($0.40 paid per share)                             (214)              (248)
 Series B paid ($0.315 paid per share)                          (9,676)            (9,550)
                                                               -------            -------

Net income available to common stockholders                    $16,938            $ 5,568
                                                               =======            =======

Primary net income per share                                     $0.70              $0.24
                                                               =======            =======

FULLY DILUTED:
 Average number of common shares outstanding                    23,833             22,956
 Assumed conversion of convertible
  preferred stock:
  Series A                                                         730                840
  Series B                                                      14,725                  *
 Incremental shares calculated using the
  Treasury Stock method                                            480                  6
                                                               -------            -------
                                                                39,768             23,802
                                                               =======            =======

Net income                                                     $26,828            $15,366
Less cash dividends paid on the Series B
 Preferred Stock                                                     -             (9,550)
                                                               -------            -------

Net income                                                     $26,828            $ 5,816
                                                               =======            =======

Fully diluted net income per share                               $0.67                 **
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*    THE SERIES B PREFERRED STOCK IS NOT CONSIDERED CONVERTIBLE FOR PURPOSES OF
     CALCULATING FULLY DILUTED NET INCOME PER SHARE WAS ANTIDILUTIVE.
**   FULLY DILUTED EARNINGS PER SHARE IS NOT PRESENTED FOR THE QUARTER ENDED
     MARCH 31, 1995 BECAUSE THE EFFECT OF CONVERTING POTENTIALLY DILUTIVE
     SECURITIES WAS ANTIDILUTIVE.